Exhibit 10.3

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”), by and between TPTX, Inc., a Delaware corporation (the “Company”), Paul Schneider (the “Employee”) and for purposes of its obligations solely which are set forth in Section 2.2, TorreyPines Therapeutics, Inc., a Delaware corporation (“TorreyPines”), is entered into as of July 27, 2009 and shall become effective automatically and without further action by any Party hereto immediately after the Effective Time of the Merger Agreement (as defined below) (provided that (i) Employee is employed by the Company at the Effective Time (as defined in the Merger Agreement) and (ii) Employee has been continuously employed by the Company pursuant to the Prior Agreements (as defined below) from the date of this Agreement to the Effective Time). This Agreement shall replace and supersede all prior employment agreements between Employee and the Company and/or TorreyPines including, but not limited to, that certain Employment Agreement entered into effective as of February 1, 2007, as amended and restated pursuant to that certain Amended and Restated Employment Agreement entered into effective as of November 12, 2008, as amended by that certain Amendment to Employment Agreement made and entered into as of February 3, 2009 (collectively, the “Prior Agreements”). The Company, TorreyPines and the Employee are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

A. The Company and/or the Company’s parent, TorreyPines, and Employee previously entered into the Prior Agreements and desire to amend and restate the Prior Agreements in their entirety as set forth herein, effective as of the Effective Time, in order to induce the Company and Raptor Pharmaceuticals, Corp. (“Raptor”) to consummate the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated July 27, 2009 (the “Merger Agreement”).

B. The Company desires to retain the Employee’s experience, skills, abilities, background and knowledge and is willing to engage the Employee’s services on the terms and conditions set forth in this Agreement.

C. The Employee has agreed to reduce the severance payment obligation set forth in the Prior Agreements and desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT

1.1 Title. The Employee shall serve as the Company’s Vice President and General Counsel. The Employee shall report solely and directly to the President of the Company (the “President”).

1.2 Obligations. Employee is required to read, review and observe all of the Company’s policies, procedures, rules and regulations in effect from time to time.

1.3 Term. This Agreement and the Employee’s employment shall terminate on the earlier of (i) February 28, 2010 or (ii) such other date this Agreement and Employee’s employment is terminated under Section 3 (the “Expiration Date”). Except as set forth in Section 3.10, upon the Expiration Date, all of the Company’s obligations and each such Party’s respective rights under this Agreement shall immediately lapse.

2. COMPENSATION OF THE EMPLOYEE

2.1 Base Salary. The Company shall pay the Employee a base salary of Eighteen Thousand One Hundred Forty-Two Dollars ($18,142) per month, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial month of employment on the basis of a 31-day month.

2.2 Additional Compensation. If, following the Effective Time and prior to February 28, 2010, the Company (i) sells to a Buyer (as defined below) any equity securities of the Company and the proceeds from such Sale (as defined below) are used primarily for the development of the Company’s product designated NGX426, (ii) completes a Change of Control Transaction or (iii) enters into a partnership, option, or similar arrangement (any transaction described in clauses (i), (ii) or (iii), the “Sale”), and the Sale described in clauses (i), (ii) or (iii) is approved by the board of directors of the Company (the “Board”) and is for aggregate cash consideration (net of all costs and expenses associated with the Sale) received by the Company on or before February 28, 2010 of not less than $10 million, then promptly following the closing of the Sale, (A) the Company shall pay to the Employee an amount equal to (x) 3.0% of the aggregate cash consideration (net of all costs and expenses associated with the Sale) received by the Company in the Sale multiplied by (y) 26%, and (B) TorreyPines shall pay to the Employee an amount equal to (x) 2.0% of the aggregate cash consideration (net of all costs and expenses associated with the Sale) received by the Company in the Sale multiplied by (y) 26%. As used herein, “Buyer” means any third party other than TorreyPines or any of its subsidiaries. The amount described in clause (A) of this Section 2.2 shall be payable in cash by the delivery of a Company check to the Employee, and the amount described in clause (B) of this Section 2.2 shall be payable in shares of the TorreyPines’ common stock. The number of shares of TorreyPines’ common stock issuable pursuant to clause (B) of this Section 2.2 shall equal the amount described in clause (B) of this Section 2.2, divided by the Per Share Price. As used herein, the “Per Share Price” means the average closing sales price of the TorreyPines’ common stock on the NASDAQ Capital Market for the five (5) consecutive trading days immediately prior to the date of the issuance of TorreyPines’ common stock pursuant to this Section 2.2. No fractional shares of TorreyPines’ common stock shall be issued pursuant to this Section 2.2. In lieu of fractional shares, Employee shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the Per Share Price. The Parties understand, acknowledge and agree that any TorreyPines’ common stock issued pursuant to this Section 2.2 shall not, when issued, be registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction. As used herein “Change of Control Transaction” means (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Company’s stockholders immediately prior to such transaction in the aggregate cease to own directly or indirectly at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly acquires beneficial or record ownership of securities representing 50% or more of the Company’s capital stock or (ii) a sale, lease, exchange, transfer, license or disposition of any business or other disposition of at least 50% of the assets (on a book value or fair market value basis) of the Company, taken as a whole, as applicable, in a single transaction or a series of related transactions.

2.3 Employment Taxes. All of the Employee’s compensation (in any form) shall be subject to all required withholding taxes, employment taxes and other deductions required by law.

2.4 Benefits. The Employee shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in health benefits under any health benefit plan or arrangement which may be in effect from time to time and made available to the Company’s employees. The Employee shall not be eligible for any paid vacation.

2.5 Annual Incentive Bonus. Employee agrees that Employee shall not be entitled to any bonus with respect to any period of time, whether prior to, on, or after the Effective Time.

3. TERMINATION

3.1 Termination. The Employee’s employment with the Company may be terminated under the conditions set forth below. The Employee’s employment by the Company shall be “at will.”

3.2 Termination for Death. The Employee’s employment with the Company shall terminate effective upon the date of the Employee’s death.

3.3 Termination by the Company For Any Reason or No Reason. The Company may terminate the Employee’s employment under this Agreement at any time, for any or no reason and with or without cause or advance notice and such termination shall not be deemed a breach by the Company of any term of this Agreement or any other duty or obligation, expressed or implied, which the Company may owe to Employee pursuant to any principle or provision of law. This is the full and complete agreement between the Employee and the Company on this term. Although the Employee’s duties, title, compensation and benefits may change, the “at will” nature of the Employee’s employment relationship with the Company may only be modified in an express written agreement signed by the Employee and a member of the Board on behalf of the Company.

3.4 Termination by Mutual Agreement of the Parties. The Employee’s employment pursuant to this Agreement may be terminated at any time upon the mutual written agreement of the Parties. Any such termination of employment shall have the consequences specified in such writing.

3.5 Termination by the Employee. The Employee shall have the right to resign or terminate the Employee’s employment at any time, with or without cause or notice.

3.6 Compensation Upon Termination.

3.6.1 Termination. Upon Employee’s termination for whatever reason, the Company shall pay:

3.6.1.1 Employee’s base salary earned through the date of such termination or resignation, less standard deductions and withholdings. Except as specifically provided in subsections 3.6.1.2 and 3.6.1.3, below, the Company shall thereafter have no further obligation to the Employee under this Agreement.

3.6.1.2 assuming the Employee timely and accurately elects to continue Employee’s health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the COBRA premiums for the Employee and Employee’s qualified beneficiaries under any Company-sponsored group health plan that the Company does not treat as self insured (e.g., it will not pay the COBRA premiums with respect to any Flexible Spending Account), until the earliest of (i) August 31, 2010, (ii) the expiration of the Employee’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Employee becomes eligible for health insurance benefits of a subsequent employer. Employee agrees to immediately notify the Company in writing of any such eligibility.

3.6.1.3 Employee’s base salary during the period following the termination or resignation of the Employee for a period between the date of employment termination and February 28, 2010. Such severance payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices. For purposes of calculating the amount to be paid pursuant this Section 3.6.1.3 the Company shall use the Employee’s base salary in effect on the date of such termination or resignation.

3.6.2 Release and Agreement Release. Notwithstanding the foregoing, the Employee shall not receive any of the additional compensation, severance payments or benefits set forth under Sections 2.2, 3.6.1.1, 3.6.1.2 or 3.6.1.3, unless within the time period set forth therein, but in no event later than forty-five (45) days following termination of employment, the Employee furnishes the Company with a waiver and release of claims in a form acceptable to the Parties and substantially as attached hereto as Exhibit A, including such changes as may be made by the Board as necessary to comply with applicable laws (the “Release”), and such Release becomes effective in accordance with its terms. Notwithstanding anything herein to the contrary, the Employee acknowledges, understands and agrees that the Company shall not be obligated to pay, and the Employee shall not receive, any of the base salary payments, additional compensation, severance payments or benefits set forth under Sections 2.1, 2.2, 3.6.1.1, 3.6.1.2 or 3.6.1.3, if that certain Release and Waiver of Claims executed by the Employee in favor of the Company and TorreyPines and other released parties as described therein, a form of which is attached to the Merger Agreement as Exhibit E thereto (the “Agreement Release”), is timely revoked by the Employee as permitted therein. Notwithstanding the foregoing, under no circumstances shall the foregoing Release or Agreement Release or the conditions precedent to the Company’s obligations hereunder affect the effectiveness of this Agreement (or the cancellation of the Prior Agreements) as set forth in preamble to this Agreement.

3.7 Parachute Payments. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit the Employee would receive from the Company or an affiliate of the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits.

The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company or the Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

3.8 Exclusive Remedy. The rights, remedies and payments set forth in this Section 4 shall be the exclusive rights, remedies and payments available to the Employee upon termination of this Agreement and the Employee’s employment hereunder. Such rights remedies and payments shall supersede and replace any and all rights and remedies under state or federal law. To the extent permitted by applicable laws, the Company may deduct any amounts the Employee owes the Company at the time of the Employee’s termination of employment from any severance payments.

3.9 Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”).

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits, or a portion thereof, constitute “deferred compensation” under Section 409A and Employee is, on the termination of Employee’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, to the extent necessary to avoid the imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Employee, the timing of the Severance Benefit payments that constitute “deferred compensation” under Section 409A shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation From Service or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the Severance Benefit payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Except to the extent that payments are delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the date the Release becomes effective and irrevocable, the Company will pay Employee the Severance Benefits Employee would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Employee (provided that no such amendment shall materially reduce the benefits provided hereunder).

3.10 Survival of Certain Sections. Sections 2.3, 3.6.1.2, 3.6.1.3, 3.6.2, 3.7, 3.8, 3.9, 3.10 and 4 – 16 of this Agreement shall survive the termination of this Agreement, and Section 2.2 shall survive the termination of this Agreement in accordance with its terms.

4. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION

4.1 Proprietary Information and Inventions Agreement. As a condition of employment, the Employee agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

4.2 Non-Solicitation. During the Employee’s employment with the Company and the Benefit Severance Period and for one (1) year after the termination of such periods, the Employee agrees that in order to protect the confidential and proprietary information of the Company, TorreyPines and their respective subsidiaries from unauthorized use, the Employee shall not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company, TorreyPines or any of their respective subsidiaries to terminate his or her relationship with the Company or TorreyPines (or the applicable subsidiary) in order to become an employee, consultant or independent contractor to or for any other person or business entity.

4.3 Return of Company Property. Employee acknowledges that, upon termination of Employee’s employment for any reason whatsoever (or at any time on the Company’s request), Employee will promptly deliver to the Company or surrender to the Company’s authorized representative all property of the Company or any of its affiliates (the “Company Group”), including, without limitation, all documents and other materials (and all copies thereof) relating to the Company Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any entity in the Company Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that Employee possesses or has in Employee’s custody or under Employee’s control. Employee will cooperate with the Company by participating in interviews to share any knowledge Employee may have regarding the Company Group’s intellectual or other property with personnel designated by the Company.

5. ASSIGNMENT AND BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Employee. This Agreement shall be binding upon and inure to the benefit of the Company, TorreyPines and their respective successors, assigns and legal representatives.

6. CHOICE OF LAW

This Agreement is made and intended to be performed primarily within the state of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the state of California (without giving effect to principles of conflicts of law).

7. INTEGRATION

Except as may otherwise be provided herein, this Agreement, including Exhibit A and Exhibit B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Employee’s employment and the termination of Employee’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including but not limited to the Prior Agreements. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B, the Proprietary Information and Inventions Agreement controls.

8. AMENDMENT

This Agreement cannot be amended or modified except by a written agreement signed by the Employee and a member of the Board on behalf of the Company.

9. WAIVER

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

10. SEVERABILITY

The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. The invalid or unenforceable term or provision shall be modified or replaced with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

11. INTERPRETATION; CONSTRUCTION

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Employee has been encouraged to consult with, and has consulted with, Employee’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

12. REPRESENTATIONS AND WARRANTIES

The Employee represents and warrants that the Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Employee’s execution and performance of this Agreement shall not violate or breach any other agreements between the Employee and any other person or entity.

13. COUNTERPARTS

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

14. ARBITRATION

To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee, the Company and TorreyPines agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Employee’s employment, or the termination of that employment, or this Agreement, will be resolved, to the fullest extent permitted by law, by final binding arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Each of the Employee, the Company and TorreyPines shall be entitled to all rights and remedies that any of the Employee, the Company or TorreyPines would be entitled to pursue in a court of law. The Company shall pay all administrative fees associated with the arbitration and the fees of the arbitrator. Nothing in this Agreement is intended to prevent any of the Employee, the Company or TorreyPines from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15. ALL TERMS MATERIAL

Employee’s failure to comply with any of the terms of this Agreement shall constitute a material breach of this Agreement.

16. TRADE SECRETS OF OTHERS

It is the understanding of both the Company and the Employee that the Employee shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Employee’s former employers (not including for this purpose TorreyPines), nor shall the Company and/or its subsidiaries seek to elicit from the Employee any such information. Consistent with the foregoing, the Employee shall not provide to the Company and/or its subsidiaries, and the Company and/or its subsidiaries shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first shown above.

TPTX, Inc.,
a Delaware corporation

By:	/s/ Evelyn Graham
Evelyn Graham
Chief Executive Officer

TorreyPines Therapeutics, Inc.,
a Delaware corporation
(for the purpose of its obligations which are solely set forth in Section 2.2)

By:	/s/ Evelyn Graham
Evelyn Graham
Chief Executive Officer

Employee

By:	/s/ Paul Schneider
Paul Schneider

[Signature Page to Employment Agreement]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 3.6.1.1, 3.6.1.2, and 3.6.1.3 of the Second Amended and Restated Employment Agreement dated July 27, 2009 (the “Employment Agreement”), to which this form is attached, I, Paul Schneider, hereby furnish TPTX, Inc., a Delaware corporation (the “Company”) and TorreyPines Therapeutics, Inc., a Delaware corporation (“TorreyPines”), with the following release and waiver (“Release and Waiver”):

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, except with respect to claims that the law does not permit me to waive by signing this Agreement, I hereby generally and completely release each of the Company and TorreyPines, and each of their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company and/or TorreyPines, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and/or TorreyPines; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against any of the Released Parties.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I am hereby advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have

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twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver by giving written notification of such revocation to the Company and TorreyPines within such time period; and (e) this Release and Waiver shall not become effective if I properly revoked this Release and Waiver in accordance with clause (d) hereof.

I acknowledge and agree to my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached to the Employment Agreement. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement. I hereby represent that I have not transferred or assigned any claim that I may have against any of the Released Parties. I represent that I have not filed any claims against any of the Released Parties.

This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, TorreyPines and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or TorreyPines that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a member of the Board on behalf of the Company and a member of the board of directors of TorreyPines.

Date:	Paul Schneider

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EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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